Exhibit 99.(a)(1)(E)

Open Solutions Inc.
Offer to Purchase for Cash
All of its Outstanding
Senior Subordinated Convertible Notes due 2035

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 22, 2007, UNLESS THE OFFER IS EXTENDED.

December 21, 2006

To Our Clients:

          Enclosed for your consideration is an Offer to Purchase dated December 21, 2006 (as the same may be supplemented or amended from time to time, the “Offer to Purchase”) and a related form of Letter of Transmittal (as the same may be supplemented or amended from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), relating to the offer by Open Solutions Inc., a Delaware corporation (“Open Solutions”), to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal, all of its outstanding Senior Subordinated Convertible Notes due 2035 (the “Notes”) at a price equal to $781.02 per $1,000 principal amount. In addition, holders will be entitled to receive and retain the cash interest payable on their Notes on February 2, 2007 in respect of any Notes held of record on January 15, 2007, the relevant record date.

          The maximum aggregate principal amount at maturity of Notes that may be purchased in the Offer,  $270,000,000, is referred to as the “Offer Amount” for the Notes. The Offer Amount is 100% of the aggregate outstanding principal amount of the Notes. The Offer is not conditioned upon any minimum number of Notes being tendered. The Offer is, however subject to certain other conditions.

          Only Notes validly tendered, and not withdrawn, will be subject to purchase pursuant to the Offer. You may tender, and Open Solutions will only accept, Notes tendered in denominations of $1,000 principal amount at maturity and integral multiples thereof. Open Solutions will return all Notes not purchased promptly after the Offer is completed or terminated.

          The Offer expires at midnight, New York City time, on January 22, 2007, unless the Offer is extended. We call this time and date, as it may be extended, the “Expiration Date.” The withdrawal rights expire at midnight, New York City time, on January 22, 2007.

          Tender holders will not be obligated to pay brokerage fees or commissions to the Dealer Managers, the Tender Agent, or the Information Agent or, except as set forth in Instruction 7 to the Letter of Transmittal, transfer taxes on the

          In all cases, Open Solutions will make appropriate adjustments to avoid purchases of Notes in a principal amount other than an integral multiple of $1,000.

          Capitalized terms used and not defined herein shall have the meanings ascribed to them in the Offer to Purchase.

          This material relating to the Offer is being forwarded to you as the beneficial owner of Notes carried by us for your account or benefit but not registered in your name. A tender of any Notes may only be made by us as the registered holder and pursuant to your instructions. Open Solutions urges beneficial owners of Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such registered holder promptly if they wish to tender Notes pursuant to the Offer. Accordingly, we request instructions as to whether you wish us to tender with respect to any or all of the Notes held by us for your account. We urge you to read carefully the Offer to Purchase, the Letter of Transmittal and the other materials provided herewith before instructing us to tender your Notes and specifying any tender price(s) in respect thereof.

          Open Solutions’ Board of Directors has approved the making of the Offer. However, none of Open Solutions, its Board of Directors, the Dealer Manager, the Information Agent or the Tender Agent or any of their respective affiliates makes any recommendation to you as to whether you should tender or refrain from tendering your Notes.

          Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. The Offer, withdrawal rights will expire at midnight, New York City time, on January 22, 2007, unless the Offer is extended.

          Tenders of Notes pursuant to the Offer may be withdrawn at any time prior to the Expiration Date, but no consideration shall be payable in respect of the Notes so withdrawn.

          Your attention is directed to the following:

1.	The Offer is for all of the Notes that are outstanding, as specified in the Offer to Purchase.

2.	If you desire to tender any Notes pursuant to the Offer, we must receive your instructions in ample time to permit us to effect a tender of Notes on your behalf on or prior to the Expiration Date.

3.

Open Solutions’ obligation to pay the Purchase Price for tendered Notes is subject to satisfaction of certain conditions set forth in Section 10 of the Offer to Purchase under the caption “Conditions to the Offer.”

4.

Tendering holders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Information Agent or the Tender Agent or, except as set forth in Instructions 6 and 8 to the Letter of Transmittal, transfer taxes on the sale of Notes pursuant to the Offer. A tendering holder who holds Notes with a broker may be required by the broker to pay a service charge or other fee.

          If you wish to have us tender any or all your Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Notes held by us and registered in our name for your account.

INSTRUCTIONS

          AUTHORIZATION TO TENDER—This letter instructs you to tender the principal amount of the Notes indicated below held by you for the account or benefit of the undersigned, pursuant to the terms of and conditions set forth in the Offer to Purchase dated December 21, 2006 and the related Letter of Transmittal.

SENIOR SUBORDINATED CONVERTIBLE NOTES DUE 2035

Box 1 ☐	Please tender ALL my Notes held by you for my account or benefit.

Box 2 ☐	Please tender LESS THAN ALL my Notes. I wish to tender $_______ principal amount at maturity of Notes (tenders must be in increments of $1,000 principal amount at maturity.

Box 3 ☐	Please DO NOT TENDER my Notes held by you for my account or benefit.

PLEASE COMPLETE AND SIGN HERE
Signature: _________________________________________________________________________

Name(s)(Please Print): ________________________________________________________________

Address: __________________________________________________________________________

City, State, Zip Code: _________________________________________________________________

Area Code and Telephone No.: _________________________________________________________

Tax Identification or Social Security Number: _____________________________________________

My Account Number With You: ________________________________________________________

Date: ____________________________________________________________________________

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